Exhibit 5.1

[PSFS Letterhead]

October 4, 2007

Sprint Nextel Corporation

2001 Edmund Halley Drive

Reston, Virginia 20191

Re:	Purchase of substantially all of the assets of NY3G Partnership in exchange for shares of Series 1 Common Stock of Sprint Nextel Corporation.

Ladies and Gentlemen:

We are special Kansas counsel to Sprint Nextel Corporation, a Kansas corporation (the “Company”), in connection with the Company’s acquisition of substantially all of the assets (the “Assets”) of NY3G Partnership, a District of Columbia general partnership (“Seller”), held by the Owners (defined below), in exchange for 5,446,624 shares of Series 1 Common stock (the “Shares”) of the Company (the “Acquisition”) pursuant to the Transaction Agreement by and among the Company, Seller, each of the equity-holders of Seller (the “Owners”), and Henry M. Zachs, dated June 16, 2007 (the “Transaction Agreement”). This opinion is being rendered in connection with the filing by the Company of a prospectus supplement to the Company’s Form S-3 Registration Statement No. 333-138548, as amended by Post-Effective Amendment No. 1, (as the same may be amended from time to time, the “Registration Statement”).

In such capacity, we have reviewed and relied on:

(A)	copies of (I) the Amended and Restated Articles of Incorporation of the Company (the “Articles”); (II) the Company’s Amended and Restated Bylaws (the “Bylaws”); (III) copies of resolutions adopted by the Board of Directors of the Company on June 26, 2007; all of which have been certified to be correct and complete and in full force and effect by the Assistant Secretary of the Company;

(B)	the Transaction Agreement;

(C)	a certificate of the Assistant Secretary of the Company delivered to this law firm (the “Secretary’s Certificate”).

October 4, 2007

The documents listed in clause (A) are collectively referred to herein as the “Corporate Records.” The documents listed in clause (B) are collectively referred to herein as the “Transaction Documents.” The document listed in clause (C) is collectively referred to herein as the “Due Diligence Information.”

We call your attention to the fact that, to the extent specifically qualified and limited below in Paragraphs (a) through (e) and in the specific opinions rendered, we did not conduct an investigation that independently confirms the facts upon which we render this opinion and, with your permission, we have assumed and relied upon the accuracy of all factual information set forth in and made by the Company in the Transaction Documents and the Secretary’s Certificate, together with certain representations and statements made to us by public officials as to factual matters material to the opinions expressed herein.

The opinions and statements expressed herein are subject to the following assumptions, comments, conditions, exceptions, qualifications and limitations:

(a) Our opinions and statements expressed herein are restricted to matters governed by the internal laws of the State of Kansas, without regard to conflict of laws.

(b) In reviewing the Transaction Documents, Corporate Records, and Due Diligence Information, we have assumed the genuineness of all signatures and initials thereon, the genuineness of all notaries contained thereon, and the conformance of all copies with the original thereof and originals to all copies thereof. We have further assumed that all certificates, documents and instruments dated prior to the date hereof remain accurate and correct on the date hereof. We have made no review of agreements, documents or transactions described or referred to in the Corporate Records, and we express no opinion as to the effect of such terms, conditions or provisions of such agreements, documents and transactions upon the Transaction Documents or the matters discussed herein. We have further assumed that all Due Diligence Information is accurate, complete and authentic (including proper indexing and filing).

(c) None of the opinions below include any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth below, and (ii) based upon prevailing norms and expectations among experienced lawyers in the State of Kansas, reasonable under the circumstances.

Based on the foregoing, and qualified in the manner and to the extent set forth herein, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Polsinelli Shalton Flanigan Suelthaus PC under the caption “Legal Matters” in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Polsinelli Shalton Flanigan Suelthaus PC

Polsinelli Shalton Flanigan Suelthaus PC